Exhibit 4.2

See Legends on Reverse

Incorporated Under the Laws of the State of Delaware

Number PA-[___]	**[___]** Shares Series A Preferred Stock

MERLIN, INC.

THIS IS TO CERTIFY THAT [___] is the owner of [___] shares of the SERIES A PREFERRED STOCK of

MERLIN, INC.

transferable only on the books of the Corporation by the holder hereof, in person or by attorney, upon surrender of this Certificate properly endorsed.

This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Certificate of Incorporation and the Bylaws of said Corporation and any amendments thereto, to all of which the holder of this Certificate, by acceptance hereof, assents.

The Shares represented by this Certificate are convertible into shares of Common Stock at the election of the holder thereof and shall be so converted upon the occurrence of certain events as set forth in the Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers this [ ● ]th day of [ ● ], 20[ ● ].

Secretary or Treasurer	President or Chief Executive Officer